UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended June 30, 2016

AWA Group LP
(Exact name of registrant as specified in its charter)

Commission File Number: 024-10460

Delaware	37-1785232
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

116 South Franklin Street Rocky Mount, NC	27804
(Address of principal executive offices)	(Zip Code)

(252) 984-3800
Registrant’s telephone number, including area code

Class A Common Units
(Title of each class of securities issued pursuant to Regulation A)

FORM 1-K PART II

AWA GROUP LP

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Annual Report on Form 1-K (this “Annual Report”) contains forward-looking statements, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Any of the assumptions underlying forward-looking statements could be inaccurate. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

The forward-looking statements included in this Annual Report on Form 1-K are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. The board of directors of AWA Management LLC, our General Partner (“GP”) has prepared projections regarding anticipated financial performance. The projections of AWA Group LP (the “Partnership”) are hypothetical and based upon a presumed financial performance of the Partnership and various factors influencing its investment strategy and business generally. The projections are based on the GP’s board of directors’ best estimate of the probable results of operations of the Partnership, based on present circumstances, and have not been reviewed by independent accountants and/or auditing counsel. These projections are based on several assumptions, set forth therein, which the board of directors of the GP believes are reasonable. Some assumptions, upon which the projections are based, however, invariably will not materialize due to the inevitable occurrence of unanticipated events and circumstances beyond the control of the board of directors of the GP. Therefore, actual results of operations may vary from the projections, and such variances may be material. Assumptions regarding future revenues are necessarily speculative in nature. In addition, projections do not and cannot take into account such factors as general economic conditions, unforeseen regulator changes, the change in market competition, the terms and conditions of future capitalization, and other risks inherent to the Partnership’s business strategy and business generally. While the GP’s board of directors believe that the projections accurately reflect possible future results of operations, those results cannot be guaranteed.

ITEM 1. BUSINESS

AWA Group LP

We are a limited partnership that has not commenced operations. As a limited partnership, we intend to be treated as a master limited partnership for U.S. federal income tax purposes. We are managed by our GP, AWA Management LLC, which oversees the management of our activities and day-to-day management and administration of our Partnership.

We intend to generate current income and capital appreciation by acquiring a majority of the equity securities of private RIA firms primarily in the middle market. These target RIA firms manage $500 million to $1 billion of assets, and earn approximately $1.6 million to $3.2 million annually of earnings before interest, taxes, depreciation and amortization, or EBITDA. We intend to focus our acquisition activities on RIA firms that our GP believes have leading local market positions, significant asset or franchise values, strong free cash flows, experienced senior management teams and 20+ years of operating history.

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We expect that each acquisition of an RIA firm will generally range between $5 million and $10 million, although the size of our acquisitions may increase as our business grows. We may acquire larger RIA firms, if attractive opportunities present themselves, especially when these firms meet our operating income guidelines of at least 40% net operating income of gross revenue, including owner’s compensation. We intend to focus on operating income quality, and carefully select our RIA targets. We believe that investing in the equity of RIA firms provides an attractive value proposition. Our target RIA firms are private companies with limited access to capital providers, and equity purchases in such companies typically carry above-market interest rates and include better-than-market terms for such purchasers. As a result, we believe investments in private RIA firms result in attractive risk-adjusted returns for us.

RIA Firm Acquisitions

We plan to purchase at least 51% of the equity of our target RIA firms through the use of cash, earn-outs, and convertible promissory notes. We expect the earn-outs to be paid at the end of years two, four and six, if the target RIA firm has increased its operating income annually by 5% or greater. We intend to maintain a reserve on the books of the RIA firms to satisfy such earn-out payments. The promissory notes will permit the holder to receive Class B Units of the Partnership in lieu of the cash installment due, based upon the market price of our Class A Common Units at the time of our acquisition, less a discount of 10%.

Subject to certain exceptions, our Class B Units are not entitled to any dividends of the Partnership, but are entitled to vote with the Class A Common Units on any matters submitted to our limited partners and separately as a class on any matters required to be voted on separately by applicable Delaware law. The Class B Units must be held for a minimum of six months after issuance, and only 20% of such units can be sold in any calendar year. The Class B Units are converted into Class A Common Units upon sale to a third party, dissolution of the Partnership, the merger, consolidation or other business combination of the Partnership, or upon the written consent of the GP.

We will form a wholly-owned corporation for each investment, which will be the purchaser of the RIA firm’s equity securities and the issuer of the promissory notes to the RIA firm sellers, which will be guaranteed by the Partnership. The cash to be paid to the seller of the RIA firm securities, including the cash payable at the closing of the purchase transaction and the cash payable under the terms of the promissory note issued by the partnership’s subsidiary to the sellers, will be funded by us. The subsidiary will execute a promissory note to the Partnership to repay such amounts, which will accrue interest at 18%, with interest paid quarterly. The RIA securities will be pledged as collateral to secure the subsidiary’s obligations under the note issued to us.

The subsidiary structure permits us to segregate liabilities of the various RIA firms, and enable us to satisfy the income requirements of a master limited partnership under the Internal Revenue Code. For more information on the taxations of master limited partnership, see the section entitled “Material U.S. Federal Tax Considerations” of the Partnership’s Form 1-A/A filed on July 27, 2016 beginning on page 49 and available at  https://www.sec.gov/Archives/edgar/data/1645148/000121390016015287/f1a0915a7_awagroup.htm, which is incorporated herein by reference.

At this time, we have identified 204 RIA firms that we intend to screen and possibly enter into acquisition discussions, which are set forth on the “RIA Firm Acquisition Candidate List” starting on page 5 of the Partnership’s Form 1-A/A filed on July 27, 2016 and available at https://www.sec.gov/Archives/edgar/data/1645148/000121390016015287/f1a0915a7_awagroup.htm, which is incorporated herein by reference. At this time we do not have any agreements in place, binding or non-binding, to acquire any specific RIA firm. A description of our screening process for potential RIA firm acquisitions is set forth in the “Investment - Acquisition Process Overview” section of this Annual Report on page 6.

About AWA Management LLC

The GP is AWA Management LLC, a Delaware limited liability company formed in September of 2014. Our GP has no operating history.

The GP’s senior management team has significant experience in the portfolio management and administration of investment advisory firms and investment products and has developed an expertise in using all levels of a firm’s capital structure to produce income-generating investments, while focusing on risk management. The GP will retain additional investment professionals and personnel as our activities expand. We believe the active and ongoing participation by the GP in the investment administration, and the depth of experience and disciplined investment approach of the GP’s management team, will allow the GP to successfully execute our investment strategy. See “Item 3 – Directors and Officers” for biographical information regarding the GP’s directors and executive officers. The GP’s board of directors is made up of a majority of independent directors, as determined in accordance with rules of the Nasdaq Marketplace.

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All investment decisions will be made by the GP’s Chief Executive Officer, L. Edward Baker, who has more than three decades of investment adviser, banking, trust company and portfolio management experience, personally managing portfolio assets representing over $3 billion in net asset value.

Our GP’s board of directors oversees and monitors our investment performance and will annually review the compensation we pay to our GP, its officers and directors.

Market Opportunity

We believe that today’s consistent, favorable growth dynamics make the current market environment prime for investing in the equity securities of private U.S. RIA firms. The RIA firms managing between $500 million and $1 billion of clients’ assets is the market segment for our acquisition strategy. The following sets forth the key reasons the Partnership is pursuing this RIA firm acquisition strategy, and the reasons why we believe RIA firms will be interested in partnering with us:

●	Large and Growing Target Market – According to data gathered from the SEC website for RIA firms, www.adviserinfo.sec.gov, there are approximately 11,000 U.S-based RIA firms with client assets under management (“AUM”) exceeding $100 million. Approximately 10% or 1,100 of these RIA firms have AUM between $500 million and $1 billion. These “middle market” RIA firms are the primary targets for the Partnership. There are an additional 900 RIA firms in a secondary target market managing from $1 billion to $3 billion of AUM. These total 2,000+ RIA firms continue to demonstrate very attractive growth characteristics and provide for a significant number of investment opportunities for the Partnership. The RIA industry has experienced a 10% average annual growth rate over the past 15 years, and industry experts predict the growth rate for RIA firms will continue to increase over the next 10 years, due in part to the predicted and unprecedented generational transfer of wealth occurring as a result of the aging demographics in the U.S.

●	Limited Liquidity for Private RIA firms – RIA owners hold private company securities, which have limited liquidity. Our proposed investment structure provides these RIA owners a fairly priced, unique liquidity event, pursuant to which the existing RIA owners will receive for their private securities a combination of cash consideration, earn-out payments over 6 years and promissory notes that can be converted into our Class B Units. The conversion price is provided at a fair market value at acquisition. RIA firms’ further benefit from participating in the Partnership, as they will: (i) continue to operate under their current name and SEC registration; (ii) have a liquid equity position in the publicly-traded Partnership and, (iii) will enjoy economies of scale as it relates to back office support received from the Partnership affiliation. We believe these RIA firms will be seeking our partnership for access to capital and liquidity as a way to expand their firms.

●	Attractive Relative Value Proposition – We believe that the targeted “middle-market” RIA firms represent outstanding acquisition opportunities for the Partnership. We expect our targeted RIA firms will have long track records of consistent earnings growth and high client retention rates that will provide the Partnership with consistent and predictable sources of income for its unitholders. As the industry continues to grow, we believe the income generated by our RIA firms will also continue to increase. The Partnership will seek to acquire a well-diversified portfolio of RIA firms, with operating margins ranging between 40% and 60%. By investing in the equity of such companies, we will position ourselves to benefit from the long-term growth of such RIA firms.

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Competitive Strengths:

AWA has the following competitive advantages in the Partnership’s target market:

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Experienced Investment Team – The experience of the GP’s board of directors complement the expertise of the GP’s senior management team. With over 214 years of collective experience, the officers and directors of the GP have invested through multiple business climates, credit cycles and throughout capital structures. Further, throughout their careers, the GP’s team has developed networks with a wide range of business, banking, legal and other professionals that we expect will provide the Partnership with: (i) significant acquisition targets; and (ii) additional expertise relating to the structuring, origination, evaluation and monitoring of the Partnership’s investments.

The leader of our investment team, Mr. Baker has relevant experience as the Chairman, Chief Executive Officer and Chief Investment Officer at Mesa Holdings, Inc. (“Mesa”), from 2004 to 2010. Mr. Baker’s primary role at Mesa was to acquire RIA firms similar to those that the Partnership intends to acquire. Mesa operated as a holding company of RIA firm subsidiaries. When Mesa ceased operations in 2010, it had seven RIA firm subsidiaries. Mesa financed its RIA firm acquisitions via debt secured by Mesa as RIA firm acquisitions were consummated. In 2010, one of Mesa’s large investors became involved in legal problems, and as a result, Mesa could no longer secure additional funding. At the time, Mesa had not reached operating income profitability to sustain its operations, so Mesa ceased operations and conveyed its assets over to its creditors.

The Partnership intends to primarily utilize capital from equity financings to raise capital for RIA firm acquisitions. Aside from the issuance of promissory notes in consideration of the purchase price of RIA firms (which we believe will represent no more than 50% of the total purchase price, and may be converted into Class B Units in lieu of cash, at the option of the holder), we do not intend to utilize debt leverage to acquire RIA firms. We believe that the Partnership will benefit from Mr. Baker’s first-hand experience at Mesa.

We believe that the breadth and depth of our GP team’s experience to source, structure, execute and monitor our RIA firms provides the Partnership with significant experience to manage and grow the Partnership. Through their careers as senior bankers and investment managers at preeminent financial institutions, officers and directors of the GP have participated in hundreds of investment transactions, aggregating billions of dollars of invested capital, over the last 30 years.

●	Proven, Established Target Market – The Partnership will target middle market RIA firms (those with Assets Under Management (“AUM”) ranging between $500 Million to $1 Billion), most of which have been in business over 20 years, with increasing revenues and operating profit margins from 40% to 60%. The assets these RIA firms manage for clients are considered “sticky”, due to the nominal, low attrition rates of losing clients. The asset management business is one of the most unique financial services industries, with stable, yet growing revenue streams. Asset-based fees have historically remained predictable, quarter after quarter, year after year, and are based on fees charged on AUM, and not on commissions for trades, transactions. For a description of our screening process of RIA firm candidates, see the “Investment - Acquisition Process Overview” section of this Annual Report.

●	Direct Origination Efforts Provides for Large Pool of Quality Investment Opportunities – We expect a significant number of the Partnership’s acquisitions of RIA firms will be sourced through existing relationships, with RIA firms the GP has already identified as strong candidates for potential acquisition. The GP also may source acquisitions via the private equity sponsor channel, as the GP’s officers and directors maintain relationships with private equity and hedge fund firms. The GP intends to source acquisition opportunities through a combination of: (i) direct origination efforts, with a focus on the GP’s existing contacts with middle-market RIA firms; (ii) relationships with industry contacts; and, (iii) long-standing relationships with Wall Street professionals, industry executives and strategic partners. The GP also maintains relationships with regional and local intermediaries, including investment firms, accountants and lawyers that the Partnership expects will provide the Partnership with significant acquisition deal flow. We believe that the Partnership will be able to capitalize on existing relationships within the RIA community and traditional channels of acquisition deal flow, which will afford the Partnership to have access to a number of quality acquisition opportunities. We believe that the experience of our GP’s team in working directly with RIA firms will also help us deliver attractive yields to investors, while eliminating intermediaries who extract fees for their services.

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We believe that non-sponsored RIA firms represent a large, attractive and less competitive investment opportunity for several reasons: (1) the number of non-sponsored RIA firms far exceeds the number of sponsored RIA firms; (2) many investors and acquirers focus primarily on sponsored RIA firms, reducing competition for the acquisition or investment in non-sponsored RIA firms; and (3) non-sponsored RIA firms have more limited access to capital versus sponsored companies. We also believe that acquisitions of non-sponsored RIA firms will provide us the most attractive economics, alignment of interests with management and the greatest opportunities for us.

While we expect that a significant number of our investments will be in private non-sponsored RIA firms, we believe that a combination of acquiring sponsored and non-sponsored RIA firms is important to participating in the most attractive opportunities across cycles, and to that end, our nationwide origination efforts will target both private equity sponsors and referral sources of non-sponsored RIA firms.

●	Disciplined Acquisition and Monitoring Process – The GP’s team will utilize a disciplined investment process for reviewing acquisition opportunities, structuring transactions and monitoring acquired RIA firms. As a result, the GP will seek to maximize income and capital gains through effective comprehensive due diligence. The GP’s team will employ a highly selective approach to acquiring RIA firms, with a focus on:

●	Investing primarily in RIA firms with leading market positions, significant local franchise values, strong cash flow (operating income between 40% and 60%), experienced senior management teams, and a 20+ year history; and

●	Engaging in extensive financial accounting and legal due diligence prior to completing each investment.

We believe that a critical and differentiating factor of our acquisition strategy is our ability to conduct detailed operational and strategic due diligence from the point of view of an owner and operator, in addition to strong fundamental and detailed analysis from the point of view of a financial investor. We believe that this analytical approach, which couples a deep understanding of a RIA firm’s income and cash flow statements and the opportunities and risks associated with it, with a comprehensive fee-based analysis, facilitates an investment discipline that is biased towards stronger and more stable RIA firms. We believe the operating experience and skills of our GP’s investment team complement and enhance our RIA firm-focused experience.

Following each acquisition of a RIA firm, the GP will implement a regimented monitoring program. This thoughtful approach involves: (i) ongoing sector review and competitive analysis; (ii) regular contact with our RIA firms; and (iii)  periodic review of our RIA firms to ensure appropriate risk management tools are in place, in order to identify problems early and to assist our RIA firms before they face difficult growth constraints. Please see “Investment Objective and Strategy—Investment Process Overview” for additional information.

●	Focused Risk Management System – The Partnership’s RIA firms will be diversified by location, asset size, and clients. The GP plans to implement a dynamic monitoring system for regularly updating financial, legal, industry and regulatory analysis, along with other relevant information, for the RIA firms. At the same time, additional input to the portfolio management process will be provided by third parties, including, as necessary, the following: accountants, valuation specialists, legal counsel and fund administrators.

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Investment - Acquisition Process Overview

Deal Team/Investment Committee. As AWA grows, the Deal Team and Investment Committee will expand.

Our investment process consists of several distinct phases that are summarized below, which phases will be conducted by our GP’s Deal Team and Investment Committee, as further described. Initially, the responsibilities of the Deal Team and Investment Committee will be shared by only a few individuals, as the GP is comprised of only a few individuals. As the number of RIA firm acquisitions increase and our deal pipeline grows, the Partnership may hire additional individuals to serve on such teams. The Investment Committee initially will be the GP’s Chief Executive Officer, Edward Baker. The Deal Team will consist of Mr. Baker and one to two individuals that Mr. Baker intends to hire.

Investment Process

Note: The expected number of transactions is based on the estimates of our General Partner (“GP”) and the actual number of transactions may differ based on actual market or economic factors or the ability to source suitable investments.

Sourcing. Our Deal Team intends to originate investments through a nationwide network of relationships of the Deal Team. Specifically, our Deal Team intends to source its investment opportunities through a combination of: (i) direct origination efforts of our Deal Team, as a result of their contacts with middle market RIA firms, including existing relationships and experienced senior management teams; (ii) relationships with middle market RIA firm sponsors and industry contacts; and (iii) long-standing relationships with industry executives and strategic partners. The Deal Team will employ a rigorous investment process that involves several steps and a thorough analysis of the RIA firm targets. Comprehensive joint industry reviews, primarily focusing on opportunities in middle market RIA firms, will be completed on an ongoing basis, in order to identify potential RIA firms for acquisition. We believe our Deal Team’s strength and breadth of relationships across a wide range of RIA firms will generate numerous investing opportunities, which should enable our Partnership to be selective in seeking appropriate RIA firms to acquire.

I. Initial Sourcing Stage

The Deal Team has conducted an initial sourcing stage to screen and select 204 targeted RIA firms out of over 1,100 middle-market RIA firms, who are registered with the SEC as Registered Investment Advisers. A list of such RIA firms begins on page 5. Based upon the Deal Team’s investigation of publicly available information, each of the 204 target RIA firms meet the following investment criteria:

●	$500 million to $1.0 billion in clients’ assets under management; and

●	Each RIA firm’s website confirmed they meet our proprietary and confidential requirements.

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II. Investment Qualification Stage

After completion of the Partnership’s current offering, the Deal Team intends to complete, in time-related stages, additional screening to determine which of the initially targeted RIA firms as a result of the initial sourcing stage meet each of the following financial criteria:

●	Client retention rates of at least 95%;

●	Operating profit margins ranging of at least 40% (including the owners’ compensation); and

●	Annual growth rates of 7% or greater for the past five years, compounded.

III. Other Considerations in Sourcing

The Deal Team will also consider, as part of its evaluation, the following additional analysis and criteria:

●	SEC ADV registration filings;

●	Continuous and profitable operating histories (includes the owners’ compensation); and

●	Aggregate clients’ asset allocation.

Structuring. Those RIA firms that are identified and selected through the sourcing process above will be offered a non-binding term sheet by our Deal Team setting forth the terms of our proposed acquisition of a majority interest in such RIA firms. We intend to utilize a term sheet to ensure that the targeted RIA firm is interested prior to us expending additional resources for further due diligence.

Investment Committee Preliminary Approval. Upon execution of a term sheet, our Deal Team presents the terms and structure of the proposed RIA firm acquisition to our Investment Committee for review and preliminary approval to proceed to conduct full due diligence. As part of such preliminary approval, the Investment Committee will review the results of the sourcing metrics above and analyze the term sheet. The Investment Committee also may, but shall not be required to, seek assistance from outside valuation and accounting firms.

Full Due Diligence. Following the Investment Committee preliminary approval, the Deal Team will conduct full due diligence of the prospective RIA firm acquisition. This phase of the investment process comprises all aspects of due diligence, including fundamental analysis, legal analysis and valuation analysis. Our Deal Team’s fundamental analysis will closely scrutinize the target RIA firm’s financial statements to reveal key drivers of revenues and expenses. Our Deal Team also intends to conduct extensive management team interviews to uncover incremental insights into these drivers, as well as other potential issues that could affect the target RIA firm’s performance. To ensure a thorough due diligence process, our Deal Team may utilize third-party specialists including accountants, appraisers, examiners, consultants and attorneys, as deemed necessary or appropriate by the Deal Team.

Definitive Documentation. Contemporaneously with the due diligence phase, the Deal Team will work with the Partnership’s legal counsel and accountants to prepare the definitive transaction documents to consummate the proposed RIA firm acquisition.

Final Investment Committee Approval. Upon completion of full due diligence, the Deal Team formally presents the terms of the proposed RIA firm acquisition to the Investment Committee for recommendation. In addition to considering the proposed acquisition on its standalone merits, the Investment Committee considers the overall fit of the proposed acquisition within the portfolio of RIA firms previously acquired by the Partnership.

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Investment and Monitoring. After consummation of an RIA firm acquisition, the Partnership will begin monitoring such RIA firm’s performance. Acquired RIA firms will be monitored on a monthly basis and, more formally, at regular meetings with management of the RIA firm. Our GP will assign an analyst to, on a continuing basis, actively monitor and have an open monologue with the principals of each acquired RIA firm. Such monitoring will include the review of detailed, internally-generated monitoring reports. Ongoing, collaborative industry reviews will be conducted by our GP’s investment team and an active, up-to-date model comparing operating income and assets under management ratios at time of acquisition is maintained. As part of the monitoring process, our GP has developed risk policies pursuant to which it will regularly assess the risk profile of each of our RIA firms, and will rate each of them based on the following categories, which we refer to as “Internal Risk Ratings”.

Investment Rating:	Summary Description
1	Performing at or above expectations.

2	Watch/minor risk. RIA firm operating below expectations, but in compliance with financial metrics and performance expected to improve.

3	Significant risk. RIA firm performing substantially below expectations. Loss of investment not expected, but returns may be impaired.

4	Potential impairment. Focus is on preservation of capital.

Our GP will monitor and, when appropriate, change the investment ratings assigned to our RIA firms. For any RIA firm rated two, three, or four, our GP will increase its level of focus and communications and prepare regular updates for our Investment Committee, summarizing current operating results, material impending events and recommended actions.

Net Asset Valuation

As part of the monitoring process, we intend to determine the net asset value of our ownership of RIA firms each quarter. Securities that are publicly-traded will be valued at the reported closing price on the valuation date. Securities that are not publicly-traded, which will be the majority of our securities of RIA firms, will be valued at fair value as determined in good faith, based on the GP’s valuation against our acquisition model. In connection with that determination, we expect that the GP will consider relevant inputs, including, but not limited to, values of like securities, recent portfolio company financial statements and forecasts, and any valuations prepared by third-party valuation services.

Managerial Assistance

As a controlling equity partner, we offer, and intend to provide upon request, managerial assistance to our RIA firms. This assistance may involve, among other things, monitoring the day-to-day operations of our RIA firms and providing other organizational and financial guidance. To the extent fees are paid for these services, we, rather than our GP, will retain any fees paid for such assistance.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

From inception to June 30, 2016 we have not started our plan of operation and have not generated any revenue. As of June 30, 2016, the Partnership had cash of approximately $100,000 and liabilities of approximately $0.00. For the period ended June 30, 2016, the Partnership had expenses related to start-up costs categorized as office and general expense of $78,384 and professional fees of $98,820. The GP has incurred these costs and will only be reimbursed when the minimum offering of the Partnership’s current offering is reached.

Liquidity and Capital Resources

Other than as described in the Partnership’s Form 1-A/A filed on July 27, 2016 available at https://www.sec.gov/Archives/edgar/data/1645148/000121390016015287/f1a0915a7_awagroup.htm, the Partnership has no plans, arrangements or commitments to raise funds. As of June 30, 2016, the Partnership has $100,000 in cash.

Trend Information

The Partnership is in the process of raising capital to commence its operations and as of the date of this report, has not commended operations. Accordingly, the Partnership has not experienced any trends in the last fiscal year. The Partnership intends to acquire a majority of the equity interests in certain private U.S. SEC-Registered Investment Adviser firms once it commences operations.

ITEM 3. DIRECTORS AND OFFICERS

Management of the Partnership

The Partnership’s business and affairs are managed under the direction of the GP. The GP’s board of directors initially consists of three members and are made up of a majority of independent directors, as defined in rules of the Nasdaq Marketplace. The GP’s board of directors is elected by IAMC, LLC, the sole member of the GP. IAMC, LLC is owned by L. Edward Baker. The GP’s board of directors appoints its executive officers.

Directors of the General Partner

Name	Age	Term of Office
L. Edward Baker	69	September 2014 – present
Robert A. Kelly	71	June 2015 – present
Brian Thayer	41	June 2015 – present

L. Edward Baker, Director, Chairman and Chief Executive Officer. Mr. Baker founded IAMC, LLC in 2010 and serves as its Chief Executive Officer. From 2004 to 2010, Mr. Baker served as Chairman, Chief Executive Officer and Chief Investment Officer of Mesa Holdings, Inc., a holding company of SEC-Registered Investment Adviser firms. Prior to this, Mr. Baker was the portfolio manager for Baker 500 Corporation, an asset management firm based on Mr. Baker’s proprietary investment methodology in large-cap equities. Mr. Baker formerly served as Chief Executive Officer and Chief Investment Officer for Piper Jaffray Trust Company and as Chief Executive Officer and Chairman of Piper Trust Funds, Inc., a family of mutual funds. Mr. Baker also formerly served as SVP of international investment advisor AIB Govett and prior to this he served as Senior Vice President Correspondent Banking at Norwest Banks, now operating as Wells Fargo Bank. Mr. Baker received his undergraduate degree in Business Administration and Economics from Park University and MBA from the Kellogg School of Management at Northwestern University. He is also a Graduate of the ABA’s National Trust School. Mr. Baker was chosen to be a director of the GP based on his experience and knowledge of RIA firm operations.

Robert A. Kelly, Director. Mr. Kelly has over 40 years in the financial services industry serving as an independent consultant since his retirement in 2005, as the Chief Executive Officer and President of KCB, a community bank based in Kearney, Missouri. Prior, Mr. Kelly formerly was a partner at several financial consulting firms, including Penquite & Associates, Continental Communications Group, Financial Earnings Group and GRA. Early in Mr. Kelly’s banking career he had the unique opportunity to shepherd a “de novo” bank as part of a state wide major bank holding company. This provided the unique environment to operate as a community bank and best utilize the direction and resources of the largest bank in the state of Missouri. Mr. Kelly holds a B.S. degree in Business Administration from Rockhurst University. Mr. Kelly was chosen to be a director of the GP based on his financial background and management skills.

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Brian Thayer, Director. Mr. Thayer currently serves as the CFO of MSP Recovery LLC ("MSP"), a company focused on recovering misappropriated claims throughout the healthcare industry. Prior to joining MSP in October 2015, Brian was a Director at Thomas Capital Group (“TCG”), a capital markets firm assisting alternative investment managers raise capital from institutional investors since 2013. Prior to his tenure at TCG, Mr. Thayer was a Partner at Saw Mill Capital from 2009 to 2013, and a Partner at GormanThayer LLC between 2007 and 2008, two boutique investment banking firms, where he focused on assisting middle market companies and asset managers access the capital markets. Before that, he managed the private equity practice at Attalus Capital, where he also conducted analysis on hedge funds employing global macro, long/short equity and credit strategies. Mr. Thayer spent over four years in the due diligence group at Hamilton Lane, the world’s largest private equity consulting and asset management firm, where he was involved in private fund, co-investment and secondary transactions aggregating billions of dollars. He started his career at Ernst & Young LLP, where he provided investment advice to high net worth individuals and conducted due diligence on public asset managers. He is a cum laude graduate from Providence College with a degree in Business Management, he currently holds series 7 and 63 registrations. Mr. Thayer was chosen to be a director of the GP based on his investment and acquisition experience.

Executive Officers of the General Partner

Name	Age	Position	Term of Office
L. Edward Baker	69	Chairman and Chief Executive Officer	September 2014 – present
Jay Abdo	65	Chief Financial Officer	June 2015 – present

L. Edward Baker, Director, Chairman and Chief Executive Officer. See above.

Jay Abdo, CPA, Chief Financial Officer. Since 1975, Mr. Abdo, currently the Senior Business Partner, has served at Abdo Eick & Meyers, a Minnesota based accounting firm his father started 52 years ago. His 41 years of experience are focused in all aspects of business, including general accounting, taxation, IRS and state representation, and litigation support. He received his BA Degree in Accounting from Minnesota State University and an Advanced Degree in Taxation from the University of Michigan.

The address for each executive officer and director is c/o AWA Management LLC, 116 Franklin Street, Rocky Mount, North Carolina 27804.

Family Relationships

None.

Involvement in Certain Legal Proceedings

None.

Compensation of Directors and Executive Officers

In addition to the compensation of the GP disclosed below, the Partnership reimburses the GP for all direct and indirect expenses the GP incurs or payments the GP makes on behalf of the Partnership, which includes salary, bonus, and other amounts paid to individuals employed by the Partnership or individuals providing services for the Partnership. In addition, the Partnership honors employee incentive plans issued by the GP for such services.

Compensation of the General Partner

The GP will be compensated for its management services. After the sale of the minimum amount of Class A Common Units in the Partnership’s current offering, the GP will become entitled to a fee consisting of two components—a base management fee and an incentive fee based on our performance.

The base management fee will be calculated at an annual rate of 2.0% of our gross invested assets, including all assets of our RIA firms, and will be payable quarterly.

The incentive fee will be calculated and payable quarterly in arrears, and is equal to 20% of the profits of the Partnership for the immediately preceding quarter, but is payable only if the Partnership is able to pay a quarterly dividend to our unitholders in an amount equal or greater to the 8% annual rate (or 2% for such quarter). Profits of the partnership include net income less expenses of the Partnership, and any realized capital gains of the Partnership.

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The GP’s board of directors, including a majority of the independent directors, oversee and monitor our GP’s performance and will annually review the compensation we pay to the GP after we begin compensating the GP.

Compensation of Directors of the General Partner

L. Edward Baker is the only director of the GP who is also an employee. All non-employee directors shall receive an annual salary of $60,000. Our directors are also eligible to receive equity awards.

Class M Units

The Partnership has issued an aggregate of 1,000,000 restricted Class M Units to AWA Management LLC, its general partner, and the general partner’s directors. Such restricted Class M Units shall vest in three equal installments beginning one year from the date of issuance. The transactions were deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, as a transaction by an issuer not involving a public offering. The 1,000,000 Class M Units were issued as follows:

●	900,000 restricted Class M Units were issued to AWA Management LLC. AWA Management LLC is owned by IAMC, LLC, which is 100% owned by L. Edward Baker.

●	50,000 restricted Class M Units were issued to Robert A. Kelly. Mr. Kelly is a director of AWA Management LLC.

●	50,000 restricted Class M Units to Brian Thayer, Director. Mr. Thayer is a director of AWA Management LLC.

Executive Compensation of the General Partner

L. Edward Baker, Director, Chairman and Chief Executive Officer of the GP, will receive an annual salary of $350,000 after completion of the Partnership’s current offering. This annual salary reduces the amount payable to the GP as part of the base management fee described above.

Jay Abdo, the Chief Financial Officer of the GP, will receive an annual salary of $160,000 after completion of the Partnership’s current offering.

Our executive officers are also eligible to receive equity awards. On December 23, 2015, 50,000 restricted Class M Units were issued to Jay Abdo, which vest in three equal installments beginning one year from the date of issuance.

As of October 28, 2016, neither the GP nor its officers or directors have received any compensation other than the Class M Units described above.

Significant Employees

The Partnership has no significant employees other than the GP’s directors and officers named in this Annual Report.

Compensation of Directors and Executive Officers in the Last Fiscal Year

As of October 28, 2016, the Partnership had not established compensation packages for the directors and executive officers of the GP. For a current description of compensation arrangements, please see “Compensation of Directors of the General Partner” and “Executive Compensation of the General Partner” above.

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ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

As of the close of business on October 28, 2016, we had outstanding three classes of securities – Class A Common Units, of which there were 2,001,378 Class A Common Units issued and outstanding; Class M Units, of which there were 1,050,000 Class M Units issued and outstanding, and General Partner Units, of which there is 1 General Partner Unit outstanding. Each Class A Common Unit and each Class M Unit is currently entitled to one vote on all matters put to a vote of our limited partners. Subject to certain exceptions (For more information such certain exceptions, see the section entitled “Item 14 – Securities Being Offered – Material Provisions of the Partnership Agreement – Meetings; Voting” of the Partnership’s Form 1-A/A filed on July 27, 2016 beginning on page 47 and available at https://www.sec.gov/Archives/edgar/data/1645148/000121390016015287/f1a0915a7_awagroup.htm, which is incorporated herein by reference), our Class B Units and Class M Units vote together with our Class A Common Units as a single class. The General Partner Unit entitles AWA Management, LLC, as the sole owner of such Unit, to control the operations of the Partnership. For more information on the voting and financial rights of each class of Units, see the section entitled “Material Provisions of the Partnership Agreement” of the Partnership’s Form 1-A/A filed on July 27, 2016 beginning on page 41 and available at https://www.sec.gov/Archives/edgar/data/1645148/000121390016015287/f1a0915a7_awagroup.htm, which is incorporated herein by reference.

Class A Common Units

1,116,378 Class A Common Units have been issued to founders, consisting of family members and personal acquaintances of Mr. Baker, pursuant to a series of exchange and release agreements (the “Exchange Agreements”). Pursuant to the Exchange Agreements, each of the founders agreed to accept Class A Common Units in exchange for any rights they may have to obtain securities from the General Partner or certain affiliates thereof. Each of such founders had made various amounts of investments in affiliates of the General Partner, which were used to perform market research, develop a business model which evolved to the Partnership’s current business model and pay for professional services to further explore and develop such business model. None of such founders hold 10% or more of the aggregate amount of Class A Common Units outstanding. None of the founders’ funds were paid to the Partnership.

The following table sets forth the number of Class A Common Units, and percentage of outstanding Class A Common Units, beneficially owned as of October 28, 2016, by:

●	each person known to us to beneficially own more than 10% of the outstanding Class A Common Units;

●	each of our directors and each executive officer; and

●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. There are no Class A Common Units subject to options that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, the address of each of the following persons is c/o AWA Management LLC, 116 Franklin Street, Rocky Mount, North Carolina 27804, and each such person has sole voting and investment power with respect to the shares set forth opposite his, her or its name.

Name of Class A Common Unit Holder	Number of Class A Common Units	Current percentage
10% Holders:
IAMC “F” Trust(1)	510,000	25%
IAMC “S” Trust(2)	375,000	19%
Directors and Officers:
L. Edward Baker(3)	885,001	44%

All directors and officers as a group (1 person)	885,001	44%

(1)	Investment and voting power over the Class A Common Units is held by L. Edward Baker as Trustee. The address for IAMC “F” Trust is PO Box 3086, Naples, Florida 34106. Mr. Baker is the Chairman and Chief Executive Officer of the GP.
(2)	Investment and voting power over the Class A Common Units is held by L. Edward Baker as Trustee. The address for IAMC “S” Trust is PO Box 3086, Naples, Florida 34106. Mr. Baker is the Chairman and Chief Executive Officer of the GP.

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(3)	Includes:

(i) 1 Class A Common Unit, issued for purposes of the initial organization of the Partnership, is held by IAMC, LLC, which will be cancelled for no consideration upon the sale of 1,428,572 Class A Common Units in the Partnership’s current offering. Investment and voting power over the Class A Common Unit is held by L. Edward Baker, the managing member. Mr. Baker is the Chairman and Chief Executive Officer of the GP.

(ii) 510,000 Class A Common Units held by IAMC “F” Trust. Investment and voting power over the Class A Common Units is held by L. Edward Baker as Trustee. The address for IAMC “F” Trust is PO Box 3086, Naples, Florida 34106. Mr. Baker is the Chairman and Chief Executive Officer of the GP.

(iii) 375,000 Class A Common Units held by IAMC “S” Trust. Investment and voting power over the Class A Common Units is held by L. Edward Baker as Trustee. The address for IAMC “S” Trust is PO Box 3086, Naples, Florida 34106. Mr. Baker is the Chairman and Chief Executive Officer of the GP.

Class B Units

There are no outstanding Class B Units as of October 28, 2016.

Class M Units

The following table sets forth the number of Class M Units, and percentage of outstanding Class M Units, beneficially owned as of October 28, 2016, by:

●	each person known to us to beneficially own more than 10% of the outstanding Class M Units;

●	each of our directors and each executive officer; and

●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. There are no Class M Units subject to options that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, the address of each of the following persons is c/o AWA Management LLC, 116 Franklin Street, Rocky Mount, North Carolina 27804, and each such person has sole voting and investment power with respect to the shares set forth opposite his, her or its name.

Name of Class M Unit Holder	Number of Class M Units	Current percentage
10% Holders:
AWA Management LLC(1)	900,000	85.72%
Directors and Officers:
L. Edward Baker(2)	900,000	85.72%
Jay Abdo(3)	50,000	4.76%
Robert A. Kelly(4)	50,000	4.76%
Brian Thayer(5)	50,000	4.76%

All directors and officers as a group (4 persons)	1,050,000	100%

(1)	Such Class M Units shall vest in three equal installments, beginning one year from the date of issuance. Investment and voting power over the Class M Units is held by L. Edward Baker as the Chairman and Chief Executive Officer.

(2)	Includes 900,000 restricted Class M Units held by AWA Management LLC. Such Class M Units shall vest in three equal installments beginning one year from the date of issuance. Investment and voting power over the Class M Units is held by L. Edward Baker as the Chairman and Chief Executive Officer.

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(3)	Includes 50,000 restricted Class M Units. Such Class M Units shall vest in three equal installments beginning one year from the date of issuance. Mr. Abdo is Chief Financial Officer of the GP.

(4)	Includes 50,000 restricted Class M Units. Such Class M Units shall vest in three equal installments beginning one year from the date of issuance. Mr. Kelly is a director of the GP.

(5)	Includes 50,000 restricted Class M Units. Such Class M Units shall vest in three equal installments beginning one year from the date of issuance. Mr. Thayer is a director of the GP.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Partnership Agreement

The GP will serve as the Partnership’s general partner, and manage the day-to-day operations of, and provide investment management services to the Partnership. Under the terms of our Partnership Agreement, the GP will, among other things:

●	determine the composition and allocation of our RIA firms, the nature and timing of the changes therein and the manner of implementing such changes;

●	identify, evaluate and negotiate the structure of the acquisitions we make (including performing due diligence on our prospective RIA firms);

●	execute, monitor and service the RIA firms we acquire;

●	determine the securities and other assets that we will purchase, retain or sell;

●	perform due diligence on prospective RIA firms; and

●	provide us with other management, research and related services as we may from time to time require.

The GP’s services under the Partnership Agreement are exclusive to the Partnership, and the GP has agreed not to furnish similar services to other entities to ensure its services to us are not impaired.

For a full summary of the material provisions of the Partnership Agreement, see the section entitled “Item 14 – Securities Being Offered – Material Provisions of the Partnership Agreement” of the Partnership’s Form 1-A/A filed on July 27, 2016 beginning on page 41 and available at https://www.sec.gov/Archives/edgar/data/1645148/000121390016015287/f1a0915a7_awagroup.htm, which is incorporated herein by reference.

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Private Placements

Class A Common Units

The Partnership issued 510,000 Class A Common Units to IAMC “F” Trust and 375,000 Class A Common Units to IAMC “S” Trust. L. Edward Baker is the Trustee of IAMC “F” Trust and IAMC “S” Trust. The transactions were deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, as a transaction by an issuer not involving a public offering.

The Partnership issued IAMC, LLC (“IAMC”) one Class A Common Unit upon formation of the Partnership. IAMC’s Class A Common Unit will be cancelled upon the sale of the minimum amount of Class A Common Units in the Partnership’s current offering. L. Edward Baker is the managing member of IAMC.

Class M Units

The Partnership issued to AWA Management LLC, its general partner, and the general partner’s directors and officers an aggregate of 1,050,000 restricted Class M Units of the Partnership (“Class M Units”). Such restricted Class M Units shall vest in three equal installments beginning one year from the date of issuance. The transactions were deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, as a transaction by an issuer not involving a public offering. The 1,050,000 Class M Units are held as follows:

●	900,000 Class M Units are held by AWA Management LLC. AWA Management LLC is owned by IAMC, LLC, which L. Edward Baker is the managing member.

●	50,000 Class M Units to Robert A. Kelly. Mr. Kelly is a director of AWA Management LLC.

●	50,000 Class M Units to Brian Thayer, Director. Mr. Thayer is a director of AWA Management LLC.

●	50,000 Class M Units to Jay Abdo. Mr. Abdo is the Chief Financial Officer of AWA Management LLC.

Compensation of the General Partner

See “Item 3 –Directors and Officers” for the compensation arrangement with the GP.

ITEM 6. OTHER INFORMATION

None.

ITEM 7. FINANCIAL STATEMENTS

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Independent Auditor’s Report

To the Board of Directors
AWA Group LP

Rocky Mount, North Carolina

Report on the Financial Statements

We have audited the accompanying statements of financial condition of AWA Group LP as of June 30, 2016 and 2015, and the related notes to the statements of financial condition (the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AWA Group LP as of June 30, 2016 and 2015, in accordance with accounting principles generally accepted in the United States of America.

/s/ RSM US LLP

Chicago, Illinois
October 28, 2016

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AWA Group LP

Statements of Financial Condition

	June 30,
	2016	2015
ASSETS

Cash	$100,000	$100,000

Total Assets	$100,000	$100,000

LIABILITIES & UNITHOLDERS’ EQUITY

Liabilities	$0	$0

Unitholders’ Equity	100,000	100,000

Total Liabilities & Unitholders’ Equity	$100,000	$100,000

See notes to statements of financial condition.

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AWA Group LP

Notes to Statements of Financial Condition

Note 1 — Organization and Proposed Business Operations

AWA Group LP (the “Partnership”) was organized on June 9, 2015 as a Delaware limited partnership and has been inactive since that date except for matters relating to its organization and registration of its Regulation A Offering Statement under the Securities Act of 1933.

The Partnership expects to commence operations upon raising gross proceeds in excess of $20 million, or the minimum offering requirement. AWA Management LLC is our General Partner (“GP”), which will manage the operations of the Partnership. We intend to become publicly traded on the OTCQB Markets platform and to qualify as a master limited partnership under the Internal Revenue Code and its regulations.

We are a newly formed limited partnership that intends to acquire majority interests and operate targeted SEC-Registered Investment Adviser firms in the United States (“RIA firms”). Our acquisition strategy keeps the principals of such RIA firms in place to preserve relationships and continue growing their businesses. We believe that our business addresses the succession and ownership-transition issues facing the principals of many SEC-Registered Investment Advisers. Our strategy allows the RIA firms to continue their firm’s success and preserve their unique and entrepreneurial culture and independence, while simultaneously providing opportunities for those founders and principals to liquidate value as they approach retirement age.

The Partnership is not a RIA firm as defined in the previous paragraph. Our RIA firms will maintain their respective local identities and their former principals, as post-sale managing directors, remain responsible for their day-to-day operations, including legal and compliance, supervising staff, client acquisition and retention and increasing revenues and profits over time. One chief benefit we plan to offer our RIA firms, in addition to liquidity for the selling owners, is relief from some burdensome administrative tasks associated with their business. For instance, we intend to centralize administrative functions such as financial accounting, to include collection of accounts receivables, accounts payables and payroll. In addition, we intend to deliver our affiliate firms centralized corporate services of succession planning, marketing, compliance support, and alternative investments product screening.

Pursuant to the terms of the Offering, the Partnership must receive proceeds of $20.0 million in connection with the sale of Class A common units in order to break escrow and commence operations. As of June 30, 2016 and 2015, the Partnership had not reached such threshold, purchased any investments, earned any income or incurred any expenses.

Note 2 — Summary of Significant Accounting, Subsequent Events Evaluation and Income Recognition Policies

Basis of Accounting

The accompanying financial statements of the Partnership are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

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AWA Group LP

Notes to Statements of Financial Condition

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

Cash includes cash in bank accounts. The Partnership deposits cash with high quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Corporation up to an insurance limit.

Organization Costs

Organization costs include, among other things, the cost of legal services and other fees pertaining to the Partnership's structure. These costs are paid by the GP as they are incurred. To the extent the Partnership is unable to raise the minimum of $20 million capital prior to the one year termination of the offering, the GP will forfeit the right to reimbursement of these costs. When the Offering does exceed the $20 million minimum capital, the GP, at its election, could be reimbursed for the approximately $177,000 in organization costs it has incurred.

Offering Costs

The Partnership’s offering costs include, among other things, legal fees and other costs pertaining to the preparation of the Partnership’s Registration Statement on Form 1-A relating to the public offering of its units of Class A Common Units. Any and all offering costs have as of June 30, 2016 and 2015 and thereafter have been and will continue to be paid by the GP. The Partnership will only reimburse the GP for offering costs it incurs, if the minimum of $20 million in proceeds are raised and are not due and payable to the GP until the offering minimum is reached. When the Offering does exceed the $20 million minimum capital, the GP, at its election, could be reimbursed for the offering costs it has incurred.

Income Taxes

In order to be taxed as a master limited partnership, we intend that over 90% of our income will be derived from qualifying income sources. As a result of such tax treatment, the Partnership does not intend to pay any federal or state income taxes and the holders of our Class A Common Units will be allocated income directly for which they will be responsible to pay federal and state income taxes.

The Partnership will evaluate its tax positions to determine if the tax positions taken meet the minimum recognition threshold in connection with accounting for uncertainties in income tax positions taken or expected to be taken for the purposes of measuring and recognizing tax benefits or liabilities in the financial statements. Recognition of a tax benefit or liability with respect to an uncertain tax position is required only when the position is “more likely than not” to be sustained assuming examination by taxing authorities. As of June 30, 2016 and 2015 there are no uncertain tax positions determined by management, since the partnership had not commenced operations and accordingly, no liability recorded.

General Partner Fees

The GP earns its management fees calculated at 2% of the Partnership’s invested assets and paid quarterly, after the 8% distribution is paid quarterly to the Class A Common limited partners. The GP is also entitled to a 20% incentive fee of net income, after the Partnership’s annual dividend of 8% has been paid to all limited partners holding Class A common units.

Distributions

Distributions to the Partnership’s limited partners will be declared by the GP. Subject to the discretion of the Partnership’s GP and applicable legal restrictions, the Partnership intends to authorize and declare ordinary cash distributions on a quarterly basis and pay such distributions on a quarterly basis. Net realized capital gains, if any, will be distributed or deemed distributed at least annually. There have been no distributions paid as of June 30, 2016 and 2015.

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AWA Group LP

Notes to Statements of Financial Condition

Dividends

Dividends will be paid to the limited partners pro rata according to the percentages of their respective Class A Common Units. Holders of our Class B and Class M Units are not entitled to distributions unless such holders are allocated income of the Partnership, in which case our GP has the sole discretion to issue distributions to such holders up to an estimated amount of taxes to be assessed against such holders on account of such allocated income. There have been no dividends paid as of June 30, 2016 and 2015.

Subsequent Events

The Partnership has evaluated events and transactions or potential recognition or disclosure through October 28, 2016, the date the financial statements were available to be issued.

Note 3 — Unitholders

As of the close of business on June 30, 2016, the Partnership had one class of voting securities –General Partner Units, of which one General Partner Unit was outstanding, and two classes of non-voting securities - Class A Common Units, of which there were 2,001,378 Class A Common Units issued and outstanding and restricted Class M Common Units, of which there were 1,050,000 restricted Class M units issued and outstanding. As of the close of business on June 30, 2015, the Partnership had one class of voting securities – General Partner Units, of which one General Partner Unit was outstanding, and one class of non-voting securities - Class A Common Units, of which there were 2,001,378 Class A Common Units issued and outstanding.

During June 2015, the GP contributed $100,000 in exchange for one General Partner Unit.  2,001,378 Class A Common Units of the Partnership were issued to founders after Release and Exchange Agreements were entered into between the Partnership and each of the founders, who were investors in a series of Friends & Family Private Placements.

Pursuant to the Release and Exchange Agreements, each of the founders agreed to accept Class A Common Units in exchange for any rights they may have to obtain securities from the GP or certain affiliates thereof. Each of such founders had made various amounts of investments in affiliates of the GP, which were used to perform market research, develop a business model, which evolved to the Partnership’s current business model and pay for professional services to further explore and develop such business model. None of such founders hold 10% or more of the aggregate amount of Class A Common Units outstanding.

During December 2015, 1,050,000 restricted Class M Units of the Partnership were issued to the GP and the GP’s officers and directors in exchange for services provided. The restricted Class M Units vest in three equal annual installments, beginning one year from the date of issuance. These restricted Class M Units were valued by management on the day of issuance and determined to have no value.

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Item 8. Exhibits

INDEX OF EXHIBITS

Exhibit Number	Description
2.1	Certificate of Limited Partnership of AWA Group LP filed with the Delaware Secretary of State on June 9, 2015 (1)

2.2	Agreement of Limited Partnership of AWA Group LP (2)

3.1	Amended and Restated Limited Liability Company Agreement of AWA Management LLC (3)

3.2	Form of Warrant issued to purchasers in the Offering (4)

4.1	Form of Subscription Agreement (5)

8.1	Escrow Agreement (6)

11.1	Consent of Auditors (7)

(1)	Incorporated by reference to Exhibit 2.1 to the Partnership’s Form 1-A/A filed with the SEC on December 31, 2015 and available at https://www.sec.gov/Archives/edgar/data/1645148/000121390015009847/f1a0915a4ex2i_awagroup.htm.
(2)	Incorporated by reference to Exhibit 2.2 to the Partnership’s Form 1-A/A filed with the SEC on December 31, 2015 and available at https://www.sec.gov/Archives/edgar/data/1645148/000121390015009847/f1a0915a4ex2ii_awagroup.htm.
(3)	Incorporated by reference to Exhibit 3.1 to the Partnership’s Form 1-A/A filed with the SEC on December 31, 2015 and available at https://www.sec.gov/Archives/edgar/data/1645148/000121390015009847/f1a0915a4ex3i_awagroup.htm.
(4)	Incorporated by reference to Exhibit 3.2 to the Partnership’s Form 1-A/A filed with the SEC on January 22, 2016 and available at https://www.sec.gov/Archives/edgar/data/1645148/000121390016010324/f1a0915a6ex3ii_awagroup.htm.
(5)	Incorporated by reference to Exhibit 4.1 to the Partnership’s Form 1-A/A filed with the SEC on January 22, 2016 and available at https://www.sec.gov/Archives/edgar/data/1645148/000121390016010324/f1a0915a6ex4i_awagroup.htm.
(6)	Incorporated by reference to Exhibit 8.1 to the Partnership’s Form 1-A/A filed with the SEC on January 22, 2016 and available at https://www.sec.gov/Archives/edgar/data/1645148/000121390016010324/f1a0915a6ex8i_awagroup.htm.
(7)	Filed with this Annual Report.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naples, in the State of Florida, on October 28, 2016.

AWA Group LP

By: AWA Management LLC, its sole General Partner

By:	/s/ L. Edward Baker
L. Edward Baker
Chairman and Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer in the capacities and on October 28, 2016.

Signature	Title

/s/ L. Edward Baker
L. Edward Baker	Director, Chairman and Chief Executive Officer of AWA Management LLC (Principal Executive Officer)

/s/ Robert A. Kelly
Robert A. Kelly	Director of AWA Management LLC

/s/ Brian Thayer
Brian Thayer	Director of AWA Management LLC

/s/ Jay Abdo
Jay Abdo	Chief Financial Officer of AWA Management LLC (Principal Financial Officer & Principal Accounting Officer)

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